Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of

•

our reports dated March 4, 2009 on the consolidated financial statements and financial statement schedule of General Motors Corporation (the Corporation) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the existence of substantial doubt about the Corporation’s ability to continue as a going concern, (2) the fair value measurement of certain assets and liabilities; the recognition and measurement of uncertain tax positions; the change in measurement date for defined benefit plan assets and liabilities; and the recognition of the funded status of the Corporation’s defined benefit plans, and (3) the sale of a controlling interest in GMAC LLC), and the effectiveness of the Corporation’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Corporation’s internal control over financial reporting because of a material weakness), and;

•	our report dated February 26, 2009 on the consolidated financial statements of GMAC LLC;

appearing in the Annual Report on Form 10-K of General Motors Corporation for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Detroit, Michigan April 24, 2009